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                                   Exhibit 21



                              Florsheim Group Inc.
                           Subsidiaries of the Company


The Florsheim Shoe Store Company - Northeast, a Delaware corporation

The Florsheim Shoe Store Company - West, a Delaware corporation

L.J. O'Neill Shoe Co., a Missouri corporation

Florsheim Occupational Footwear, Inc., a Missouri corporation

Florsheim Australia Limited, an Australian corporation

Florsheim Canada, Inc., a Canadian corporation

Florsheim Europe S.R.L., an Italian corporation

Florsheim Pacific Limited, a Hong Kong corporation

Florsheim S.A. de C.V., a Mexican corporation

Florsheim B.V., a Netherlands corporation

Florsheim Limited, a U.K. corporation











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